Exhibit 10.31








                          UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA
                                WESTERN DIVISION


          IN RE CONSECO LIFE INSURANCE     )  MDL NO. 04-1610-AHM
          COMPANY COST OF INSURANCE        )  Hon. A. Howard Matz
          LITIGATION                       )




                            STIPULATION OF SETTLEMENT
                            -------------------------



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                                TABLE OF CONTENTS
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  I.    BACKGROUND.................................................................................................1

  II.   DEFINITIONS................................................................................................5

  III.  SETTLEMENT RELIEF.........................................................................................15

           A. Relief For In-Force Class Members with Policies Projected to Terminate Prior to Age 100.............15

           B. Relief For In-Force Class Members with Policies Projected to Terminate At Age 100 or Later..........17

           C. Relief For Class Members With Terminated Policies...................................................18

           D. General Settlement Relief Requirements and Implementation...........................................21

  IV.   IMPLEMENTATION OF SETTLEMENT RELIEF.......................................................................23

  V.    RELEASE AND WAIVER........................................................................................25

  VI.   ATTORNEYS' FEES AND EXPENSES AND INCENTIVE AWARDS.........................................................28

  VII.  USE OF SETTLEMENT SHARE PROCEEDS..........................................................................29

  VIII. INTEREST..................................................................................................32

  IX.   NOTICE TO THE CLASS AND SETTLEMENT ADMINISTRATION.........................................................33

         A. Overview -- Class Notice Package......................................................................33

         B. Class Notice..........................................................................................34

         C. Election Form.........................................................................................35

         E. Publication of Summary Settlement Notice..............................................................36

         F. Remailing, Additional Notice and Follow-Up With Class Members.........................................36

         G. Use of Settlement Administrator.......................................................................37

  X.    OBJECTIONS TO SETTLEMENT..................................................................................38

  XI.   PRELIMINARY APPROVAL AND RELATED ORDERS...................................................................39

  XII.  FINAL APPROVAL AND FINAL ORDER AND JUDGMENT...............................................................40
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  XIII. RIGHT OF COMMUNICATION WITH CLASS MEMBERS AND THE PUBLIC..................................................40

         A. Communications with Class Members.....................................................................40

         B. Public Communications.................................................................................41

  XIV.  MODIFICATION OR TERMINATION OF THE AGREEMENT..............................................................42

  XV.   GENERAL MATTERS...........................................................................................45

         A. Confidentiality.......................................................................................45

         B. Document Destruction..................................................................................46

         C. Plaintiffs' Representations...........................................................................46

         D. Defendants' Representations...........................................................................47

         E. Regulatory Approvals..................................................................................47

         F. Sole Agreement........................................................................................47

         G. Jurisdiction..........................................................................................47

         H. Notice under Agreement................................................................................47

         I. Time Calculation......................................................................................48

         J. Drafter of Agreement..................................................................................49

         K. No Evidence Provision.................................................................................49

         L. No Policy Modification/Novation.......................................................................50

         M. Mergers and Successor Liability.......................................................................50

         N. No Tax Opinion........................................................................................50

         O. Waiver................................................................................................51

         P. Notice of Breach......................................................................................51

         Q. Full Cooperation......................................................................................51

         R. Signed in Counterparts................................................................................51


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                                TABLE OF EXHIBITS
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
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                                                                                             Exhibit Tab
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Consolidated Amended Complaint dated September 23, 2004...........................................A

Bankruptcy Court Claim Allowance Motion (with all exhibits).......................................B

List of Timely Exclusions from Class..............................................................C

Class Notice......................................................................................D

Statements of Eligibility and Election Forms......................................................E

[Proposed] Preliminary Approval Order.............................................................F

Summary Class Notice (for publication)............................................................G

Sixty Day Termination Notice......................................................................H

In-Force Illustrations............................................................................I




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                               TABLE OF SCHEDULES
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                                                                                                 Number
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In-Force Death Benefit Extensions and Cash Contributions...........................................1

Terminated Cash Payments and Reinstated Death Benefit Extensions...................................2

Schedule of Lifestyle and Lifetime Policies in Class...............................................3

In-Force Policies Projected to Continue Until Insured is 100 years or Older........................4


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     IT IS HEREBY STIPULATED AND AGREED, by, between and among plaintiffs Murray
Gomer and Edward Jacob Garn, and defendants Conseco Life Insurance Company ("Conseco Life"), and Conseco, Inc., through their duly-authorized counsel, that the matters raised by Plaintiffs individually and on behalf of the nationwide and California classes certified in the above-captioned action are settled, compromised, and dismissed on the merits, and with prejudice, on the terms and conditions set forth in this Settlement Agreement and the Release set forth herein, subject to the approval of the Court.

I.   BACKGROUND

     A. This action arises from a change Conseco Life made in how it computed cost of insurance charges for certain universal life insurance policies marketed under the "Lifestyle" or "Lifetime" product name. Prior to this change, Conseco Life computed these charges using an actuarial variable (called the R-Factor) that had the effect of reducing the cost of insurance charges based on the amount in the policyholder's accumulation account. Effective October 1, 2003, for certain Lifestyle policies, and May 1, 2004, for certain Lifetime policies, Conseco Life eliminated the use of the R-Factor and this change increased cost of insurance charges for many policyholders.

     B. Starting in late 2003, Plaintiffs and other policyholders filed class action lawsuits against Conseco Life challenging its decision to eliminate the use of the R-Factor in calculating cost of insurance charges and increase in the cost of insurance charges. The Judicial Panel on Multi-District Litigation consolidated the lawsuits pending in federal court and transferred them to the United States District Court for the Central District of California for proceedings before The Honorable A. Howard Matz.

C. In September 2004,
Plaintiffs filed a Consolidated Amended Class Action Complaint ("the Complaint") in the Central District of California against Conseco Life and Conseco, Inc.,

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its ultimate parent. A copy of this Complaint is attached at Exhibit A. Among other things, Plaintiffs allege that Conseco Life, at the direction of Conseco, Inc., unlawfully increased the cost of insurance charges for the Policies by materially changing the formula used to calculate cost of insurance charges. Plaintiffs further allege that Conseco, Inc., based, in part, on the actions of its pre-bankruptcy predecessor holding company and affiliates, including CIHC, Incorporated, exercised such dominion and control over the affairs and actions of Conseco Life that these companies had no separate existence and, therefore, Conseco, Inc., is the alter ego of Conseco Life and is liable for the actions of Conseco Life with respect to the increases in the cost of insurance charges.

     D. The Complaint asserts seven causes of action relating to the sale, marketing, use, alleged nondisclosure, and elimination of the R-Factor, and the increase in the cost of insurance charge for the Policies: (1) breach of contract; (2) insurance bad faith; (3) fraud and intentional misrepresentation;
(4) fraudulent concealment; (5) injunctive and restitutionary relief pursuant to California Business & Professions Code, section 17200, et seq.; (6) violations of Consumer Protection and Unfair Business Practices Statutes; and (7) declaratory relief.

     E. Conseco Life and Conseco, Inc., deny any wrongdoing and deny any alter ego theories that would purport to ascribe liability in the action to Conseco, Inc. Conseco Life and Conseco, Inc., maintain that the Policies did not require or guarantee application of the R-Factor and that its use allowed policyholders to pay less than what they would otherwise have been required to pay under the terms of the Policies. Conseco Life and Conseco, Inc., assert a variety of defenses to Plaintiffs' claims, including that any alter ego liability, of which Conseco, Inc., asserts there is none, was discharged pursuant to section 1141 of the Bankruptcy Code.

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     F. On April 26, 2005, the Court certified a nationwide class under Rule
23(b)(2) as to causes of action one (breach of contract) and seven (declaratory relief) in the Complaint. The Court defined the nationwide class as follows:

          All persons who owned a Lifestyle or Lifetime insurance policy issued by Massachusetts General Life Insurance Company,
          Philadelphia Life Insurance Company or Conseco Life Insurance Company as to which [Conseco Life] eliminated use of the `R
          Factor' in October 2003 or May 2004.

     G. On April 27, 2005, the Court certified a statewide class under Rule 23(b)(2) of California policyholders as to causes of action two (insurance bad faith) and five (injunctive and restitutionary relief pursuant to California Business & Professions Code, section 17200, et seq.) in the Complaint. The Court defined the statewide class as follows:

          All California residents who owned a Lifestyle or Lifetime insurance policy issued by Massachusetts General Life Insurance Company, Philadelphia Life Insurance Company or Conseco Life Insurance Company as to which [Conseco Life] eliminated use of the `R Factor' in October 2003 or May 2004.

     H. On June 28, 2005, the Court approved a Notice of Class Action that was sent to each potential Class Member. Among other things, the Notice provided information about (i) the background of the dispute, (ii) the Class definition, and (iii) the participation in or exclusion from the Class. The Notice afforded potential Class Members the opportunity to exclude themselves from the Class, described the procedure for doing so, and advised that any Class Member who did not exclude himself from the Class would be bound by the ultimate resolution of the action.

     I. The Parties participated in extensive mediations before two highly-respected private mediators. After those mediations failed to produce a settlement, the Honorable A. Howard Matz agreed to serve as the settlement judge. Subsequently, on February 9, 2006, and May 11, 2006, the Court presided over two full-day mediation sessions and under the direction of Judge

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Matz, the parties continued with negotiations subsequent to those mediation sessions. Under the guidance and supervision of Judge Matz, as Settlement Judge, the parties have been able to reach the settlement embodied in this Agreement.

     J. Class Counsel, working with their actuarial experts, accountants, and other consultants and attorneys, have conducted a thorough investigation and evaluation of the relevant law and facts, both to assess the strength and weaknesses of Plaintiffs' claims and Defendants' defenses and to determine how best to serve the interests of Plaintiffs and the Class. In doing so, Class Counsel have had the benefit of extensive discovery, which included the production and analysis of over two million pages of documents and at least 27 depositions, including the depositions of current or former officers, employees, and consultants of defendants and various third parties.

     K. Based upon their investigation and evaluation of the facts and law relating to the matters alleged in the pleadings, Plaintiffs and Class Counsel have agreed to settle the action pursuant to the provisions of this Agreement, after considering, among other things: (1) the substantial benefits this Agreement provides Plaintiffs and the Class; (2) the risks, costs and uncertainty of protracted litigation, especially in complex actions such as this, as well as the difficulties and delays inherent in such litigation; and
(3) the desirability of consummating this Agreement promptly, in order to provide relief to Plaintiffs and the Class.

     L. Counsel for Conseco Life and Conseco, Inc., working with their own actuarial experts and other consultants, have conducted their own investigation and evaluation of the relevant law and facts to assess the strength and weaknesses of Plaintiffs' claims. Although Conseco Life and Conseco, Inc., believe their defenses have substantial merit, they, too, consider it desirable to settle this action in accordance with this Agreement, because doing so will put Plaintiffs' claims

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and the underlying matters to rest and avoid the substantial expense, burdens, and uncertainties associated with the continued litigation of those claims.

II.  DEFINITIONS

     A. As used in this Agreement and the attached exhibits and related schedules referred to herein (which are an integral part of this Agreement and are incorporated in their entirety by reference), the following terms have the following meanings, unless this Agreement specifically provides otherwise:

          1. "Action" means the above-captioned class action lawsuit in which Plaintiffs filed the Consolidated Amended Class Action Complaint on September 23, 2004.

          2. "Agreement" or "the Agreement" means this Settlement Agreement and the exhibits and related schedules attached hereto or incorporated herein, including any subsequent amendments and any exhibits to such amendments.

          3. "Attorneys' Fees and Expenses" means such amounts as may be awarded by the Court to Class Counsel to compensate and reimburse them (and any other attorneys for Plaintiffs and the Class in the Action) for their attorneys' fees and expenses, as described in Section VI.

          4. "Bankruptcy Court Claim Allowance Motion" means a motion, supporting memorandum and other submissions to be filed with the Bankruptcy Court seeking allowance of the Bankruptcy Claims. A copy of the Bankruptcy Claim Allowance Motion with all exhibits is attached as Exhibit B.

          5. "Bankruptcy Court Claim Allowance Order" means an order of the Bankruptcy Court allowing the Bankruptcy Claims in their full amount against Old Conseco and Old CIHC as set forth in Section VII.

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          6. "Bankruptcy Claims" means the Old Conseco Claim and the Old CIHC
Claim.

          7. "Bankruptcy Code" means title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.

          8. "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Illinois, presiding over the Chapter 11 Cases.

          9. "Bankruptcy Plan" means the plan of reorganization for Old Conseco and Old CIHC, confirmed by order of the Bankruptcy Court dated September 9, 2003.

          10. "Broker" means a duly authorized and licensed stock broker selected by Defendants and Class Counsel for the purpose of liquidating the Settlement Shares in a commercially reasonable manner, as set forth in Section VII.

          11. "Cash Contribution" means the option, available to any Class Member whose In-Force Policy is projected to terminate prior to age 100 due to the elimination of the R-Factor, to elect to receive a cash contribution to the Policy's accumulation account. The Cash Contribution amount available for each In-Force Policy, exclusive of interest, is set forth in Schedule 1.

          12. "Cash Payment" means the cash payment available to any Terminated Class Member who does not elect Reinstatement for a Terminated Policy. Subject to a minimum of $87.50, the Cash Payment amount available for each Terminated Policy, exclusive of interest, is set forth in Schedule 2.

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          13. "Chapter 11 Cases" means the chapter 11 bankruptcy proceedings filed by the Old Conseco, Old CIHC and various of their affiliates on December 17, 2002, with case numbers 02-49671 through 02-49674.

          14. "Class" or "Class Members" shall mean and include:

          All persons who own or owned a Lifestyle Policy or a Lifetime Policy excluding: (i) those Lifestyle Policies or Lifetime Policies listed in Exhibit C that were timely excluded from the classes certified by the Court on April 26 and 27, 2005, in accordance with the procedures established by the Court;
          (ii) those persons who own or owned a Lifestyle Policy or a Lifetime Policy that terminated on or before the Eligibility Date for which the insured has died; and (iii) each person who is or was a Director, officer or employee of Defendant(s).

          15. "Class Counsel" means Andrew S. Friedman of the law firm Bonnett, Fairbourn, Friedman & Balint, P.C., and Timothy P. Dillon of the Law Offices of Timothy P. Dillon.

          16. "Class Notice" means the form attached hereto as Exhibit D and may also be referred to as the Notice of Class Action Settlement.

          17. "Class Notice Package" means the notice package, agreed to in form and content by Plaintiffs and Defendants and approved by the Court, to be provided to Class Members pursuant to Section IX. The Class Notice Package shall include (a) the Class Notice; (b) the Election Form stating the Class Member's name and address, the policy number of each Policy that makes the Class Member a member of the Class, the specific relief the Class Member is eligible to receive for each such Policy, the identity of any co-owners of the Policies as reflected in Conseco Life's records and any choice of relief for a Class Member, in the form of Exhibit E; (c) the Illustration for In-Force Class Members; (d) a Change of Address Form; and (e) any other information agreed to by the Parties.

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          18. "Conseco Life" means: (a) Conseco Life Insurance Company, which formerly did business under the name Massachusetts General Life Insurance Company; (b) Philadelphia Life Insurance Company, with which Conseco Life merged; and (c) each of their past, present, and future parents (including intermediate and ultimate parents), predecessors, successors, subsidiaries, affiliates, and assigns (including, without limitation, Old Conseco and Old
CIHC), and each of their respective past, present and future members, attorneys, officers, directors, and employees.

          19. "Conseco, Inc." means Conseco, Inc., and each of its past, present, and future parents (including intermediate and ultimate parents), predecessors (including Old Conseco and Old CIHC), successors, subsidiaries, affiliates, and assigns, and each of their respective past, present and future members, attorneys, officers, directors, and employees.

          20. "Court" means the United States District Court for the Central District of California.

          21. "Defendants" means Conseco Life Insurance Company and Conseco,
Inc.

          22. "Defendants' Counsel" means the law firm of Kirkland & Ellis LLP.

          23. "Election Deadline" means the date by which Class Members must return the signed Election Form to the Settlement Administrator. The Election Deadline, which shall be indicated on the Election Form, will be 50 days after the date the Class Notice Package is first mailed to Class Members.

          24. "Election Form" means the Statement of Eligibility or the Statement of Eligibility and Election Form stating the Class Member's name and address, the policy number of each Policy that makes the Class Member a member of the Class, the specific relief the Class Member is eligible to receive for each such Policy, the identity of any co-owners of the Policies as reflected in Conseco Life's records, any choice of relief for a Class Member, particularly

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described in Section III, in Schedules 1 and 2 and in Exhibit E. Each Election
Form shall be signed by the Class Member or by a Person authorized to act on behalf of the Class Member.

          25. "Eligibility Date" means March 2, 2006.

          26. "Execution Date" means the first date on which the Agreement, including exhibits, has been executed by Class Counsel and Conseco Life and Conseco, Inc.

          27. "Fairness Hearing" means the hearing at or after which the Court shall make a final decision whether to approve the Agreement as fair, reasonable, and adequate.

          28. "Final Bankruptcy Order" means an order of judgment of the Bankruptcy Court, or other court of competent jurisdiction allowing the Bankruptcy Claims, which has not been reversed, stayed, modified or amended, and as to which to the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that if the lower court order is not stayed, then the lower court order shall be deemed a Final Bankruptcy Order.

          29. "Final Order and Judgment" means the Court's order(s) approving the settlement and this Settlement Agreement, and the judgment entered pursuant to the Court's order(s), as outlined in Section XII.

          30. "Final Settlement Date" means the date on which the Final Order and Judgment approving the Agreement becomes final. For purposes of this
Agreement:

               a. if no appeal has been taken from the Final Order and Judgment, Final Settlement Date means the date on which the time to appeal therefrom has expired; or

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               b. if any appeal has been taken from the Final Order and
Judgment, for any reason other than an appeal challenging the amount of the Attorneys' Fees and Expenses Final Settlement Date means the date on which all appeals, including petitions for rehearing or reargument, petitions for rehearing en banc and petitions for certiorari or any other form of review, have been finally disposed of in a manner that affirms the Final Order and Judgment; or

               c. if the Parties agree in writing, Final Settlement Date can occur on any other agreed date.

          31. "Implementation Date" means the date on which Conseco Life and Conseco, Inc., must begin to implement the terms of the Agreement. The Implementation Date shall be the later of (i) 30 days after the Final Settlement Date or (ii) January 8, 2007. Defendants may elect to declare an earlier Implementation Date by providing 10 days advance written notice to Class Counsel.

          32. "In-Force," when describing a Policy, means a Policy that was not surrendered, was not lapsed, or was not otherwise terminated as of the Eligibility Date.


          33. "In-Force Class Member" means a Class Member who owns an In-Force Policy.

          34. "In-Force Death Benefit Extension" means the time period during which insurance coverage for the Policy Face Amount of an In-Force Policy otherwise projected to Terminate prior to age 100 due to the elimination of the R-Factor will be extended and remain in force after the otherwise applicable Termination Date with no cost of insurance or other policy charge to the Class Member. The In-Force Death Benefit Extension available for each In-Force Policy is set forth in Schedule 1.

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          35. "Lapse" means the termination of a Policy in accordance with its terms because there are insufficient funds in the accumulation account to pay applicable policy charges.

          36. "Lifestyle Policy" or "Lifestyle Policies" means the life insurance policies issued by Massachusetts General Life Insurance Company, Philadelphia Life Insurance Company, or Conseco Life described in Schedule 3 and which were encompassed by the orders of Judge Matz, dated April 26 and 27, 2005.

          37. "Lifetime Policy" or "Lifetime Policies" means the life insurance policies issued by Massachusetts General Life Insurance Company, Philadelphia Life Insurance Company or Conseco Life described in Schedule 3 and which were encompassed by the orders of Judge Matz, dated April 26 and 27, 2005.

          38. "Notice Plan" means the plan for dissemination of the Class Notice Package to the Class prepared by the Notice Administrator.

          39. "Old CIHC" means CIHC Incorporated, in its capacity as a debtor in the Chapter 11 Cases.

          40. "Old CIHC Claim" means a general unsecured claim in the amount of $20,000,000 to be filed in the Chapter 11 Cases against the estate of Old CIHC as a Class 6B claim under the Bankruptcy Plan, in substantially the form attached as part of Exhibit B.


          41. "Old Conseco" means Conseco, Inc., in its capacity as a debtor in the Chapter 11 Cases.

          42. "Old Conseco Claim" means a general unsecured claim in the amount of $20,000,000 to be filed in the Chapter 11 Cases against the estate of Old Conseco as a Class 8A claim, in substantially the form attached as part of Exhibit B.

          43. "Parties" means Plaintiffs, Conseco Life, and Conseco, Inc., collectively.

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          44. "Plaintiffs" means Murray Gomer and Edward Jacob Garn in their individual and representative capacities.

          45. "Policy" or "Policies" means the Lifestyle Policies and Lifetime Policies.

          46. "Policy Face Amount" means the face amount of the base Policy, excluding any riders, as of September 30, 2003, for Lifestyle Policies and, as of April 30, 2004, for Lifetime Policies.

          47. "Preliminary Approval Order" means the order to be entered by the Court preliminarily approving the settlement as outlined in Section XI and which is attached as Exhibit F.

          48. "Producer" means any agent who presented, illustrated, sold, or serviced the Class Member's Policy.

          49. "R-Factor" means an actuarial variable applied by Conseco Life to the cost of insurance calculation on the Policies until it was eliminated by Conseco Life beginning on September 30, 2003, for Lifestyle Policies and beginning on April 30, 2004, for Lifetime Policies.


          50. "Reinstated Death Benefit Extension" means the time period during which insurance coverage under a Terminated Policy for which a Class Member elects the Reinstatement Option will be extended and remain in force after the otherwise applicable Termination Date with no cost of insurance or other policy charge to the Class Member. The Reinstated Death Benefit Extension available for each Terminated Policy is set forth in Schedule 2.


          51. "Reinstatement" or "Reinstated," means the option, available to a Terminated Class Member, to elect to reinstate the Terminated Policy and receive a Reinstated Death Benefit Extension in accordance with Section III.C.

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          52. "Reinstatement Payment Deadline" means the date by which a
Terminated Class Member electing Reinstatement must make the repayments set forth in Section III.C.3.b. Conseco Life will send an invoice to the Terminated Class Member when the requested reinstatement is approved setting forth the reinstatement payment amount and the deadline for payment of that amount, which shall be not less than 40 days after the date the invoice is mailed. Other than as set forth in section III.C.3.c., no reinstatement will be effective until all required payments are received and the reinstated Policy is issued to the policyholder. Conseco Life shall use its best efforts to complete any required underwriting within 20 business days after receiving all necessary information.

          53. "Releasees" means Conseco Life Insurance Company and Conseco, Inc., and each of their past, present, and future parents (including intermediate and ultimate parents), predecessors, successors, subsidiaries, affiliates and assigns, and each of their respective past, present, and future shareholders, officers, directors, employees, Producers, general agencies, attorneys, representatives, or agents acting in their capacity as such or others acting on their behalf, predecessors, successors, and assigns, or any of them.


          54. "Settlement Administrator" means the Court-appointed third-party agent or administrator agreed to by the Parties, which Conseco Life shall retain at its expense to implement the Notice Plan, establish and staff a toll-free telephone number to respond to inquiries by Class Members, receive and process all Election Forms, report to Defendants and Class Counsel, process and pay Cash Payments to Terminated Class Members and perform such other services as are necessary or appropriate to implement other terms of the Agreement.


          55. "Settlement Shares" means the shares of Conseco, Inc., common stock to be released pursuant to the Bankruptcy Plan in satisfaction of the Bankruptcy Claims, provided,

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however, that the total number of Settlement Shares to be distributed on account of the Bankruptcy Claims shall be no less than 1,000,000 shares. Upon entry of the Final Bankruptcy Order, the Class shall be deemed to waive any additional recovery on account of the Bankruptcy Claims beyond the Settlement Share Proceeds.

          56. "Settlement Share Proceeds" means the cash proceeds to be derived from the sale of the Settlement Shares pursuant to Section VII.E., less reasonable administrative fees and expenses charged by the Broker.

          57. "Stock Transfer Agent" means American Stock Transfer and Trust Company.

          58. "Summary Settlement Notice" means the published summary of the Class Notice (including notice of the proposed settlement, the Fairness Hearing and Class Members' objection and appeal rights), as attached as Exhibit G.

          59. "Surrender" means the cancellation by a Class Member of his or her Policy in accordance with its terms and such cancellation occurred at a time when there were funds in the accumulation account of the Policy.

          60. "Surrender Value" means the amount paid to the Terminated Class Member from the Policy's accumulation account upon Surrender of the Policy.

          61. "Terminated" or "Terminate" when describing a Policy means a Policy that has lapsed, been surrendered or has otherwise terminated for a reason other than the death of the insured and has not been reinstated as of the Eligibility Date.

          62. "Terminated Class Member" means a Class Member who owned a Terminated Policy (in relation to Termination Date).

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          63. "Termination Date" means the date when a Policy Terminates and the grace period would otherwise expire in accordance with the Policy terms absent the In-Force Benefit Extension.


     B. Other capitalized terms used in this Agreement but not defined in this
Section II shall have the meanings ascribed to them elsewhere in this Agreement.

     C. The terms "he or she" and "his or her" include "it" or "its" where applicable.

III. SETTLEMENT RELIEF

     Conseco Life and Conseco, Inc., will provide the following relief to Class Members on the Implementation Date.

     A. Relief For In-Force Class Members with Policies Projected to Terminate Prior to Age 100.

          1. In-Force Class Members whose Policies are projected to terminate prior to age 100 due to the elimination of the R-Factor shall have the option of receiving: (a) the In-Force Death Benefit Extension or (b) the Cash Contribution.

          2. The In-Force Death Benefit Extension operates to extend the insurance coverage on the In-Force Policy for a specified period after the otherwise applicable Termination Date, at no cost to the Class Member, to mitigate the impact of the elimination of the R-Factor. The In-Force Death Benefit Extension for each In-Force Policy represents 55% of the difference between the number of years coverage was expected to remain in force had the R-Factor not been eliminated and the number of years coverage is expected to remain in force after elimination of the R-Factor. The minimum In-Force Death Benefit Extension is six months after the Termination Date of the Policy.

          3. The Cash Contribution Option permits an In-Force Class Member to elect to receive a cash contribution to the accumulation account of the In-Force Policy in lieu of the In-

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Force Death Benefit Extensions. The Cash Contribution is equivalent to 50% of the actuarially estimated cost of the corresponding In-Force Death Benefit Extension as reflected on Schedule 1.

          4. To elect the Cash Contribution, the In-Force Class Member must sign and submit to the Settlement Administrator an Election Form electing such relief postmarked on or before the Election Deadline. Any In-Force Class Member who does not timely elect the Cash Contribution for an In-Force Policy shall receive the In-Force Death Benefit Extension applicable to each such In-Force Policy.

          5. The In-Force Death Benefit Extension will begin to provide extended insurance coverage on the Termination Date of each In-Force Policy. When the In-Force Death Benefit Extension period commences, Conseco Life shall discontinue billing the Class Member for additional premiums. The In-Force Policy shall terminate upon the expiration of the applicable In-Force Death Benefit Extension. The In-Force Death Benefit Extension period shall remain the same regardless of any future premium payments made or not made with respect to the In-Force Policy; however, any premiums paid on an annual basis that exceed the premium that was paid during calendar year 2005 will operate to defer the date when the In-Force Death Benefit Extension will begin to provide the extended insurance coverage, thereby lengthening the period of coverage under the Policy. The Class Notice will so inform Class Members. As soon as practicable after the Implementation Date, In-Force Class Members receiving the In-Force Death Benefit Extension will receive a certificate of benefits, which clearly discloses, among other things, that the In-Force Death Benefit Extension is part of the existing in-force policy and is not a separate policy.

          6. Sixty days prior to the projected commencement of the In-Force Death Benefit Extension period, Conseco Life shall send a notice to the In-Force Class Member advising him of his right to make additional premium payments before the In-Force Death Benefit Extension period commences and that such additional premium payments will defer the commencement of the In-Force Death Benefit Extension period, thereby lengthening the period of coverage under the Policy. Conseco Life shall combine this notice with its customary notice informing the policy owner that the Policy will terminate in sixty days. Such notice will be substantially in the same form and content as the notice attached as Exhibit H.

          7. Once the In-Force Death Benefit Extension period commences, it shall continue uninterrupted until it expires. Upon expiration of the In-Force Death Benefit Extension period, Conseco Life shall have no further obligation under this Agreement.

          8. In-Force Class Members receiving the In-Force Death Benefit Extension may withdraw amounts from the Policy's accumulation account in accordance with the terms of the Policy. The otherwise applicable In-Force Death Benefit Extension period will be reduced by the following formula:

    Reduced In-Force Death Benefit Extension= Original In-Force Death Benefit
                                 Extension x [1-
      (amount withdrawn from accumulation account / accumulation account)]

For example, if a policyholder with an original In-Force Death Benefit of 10 years has an accumulation account value of $10,000 and withdraws $4,000, the In-Force Extension period will be reduced to 6 years. An In-Force Class Member who withdraws an amount from his accumulation account may not restore or extend the reduced In-Force Extension Period by repaying into the account some or all of the withdrawn amount.

     B. Relief For In-Force Class Members with Policies Projected to Terminate At Age 100 or Later.

          1. Any Class Member owning an In-Force Policy that is projected to Terminate when the insured is at least 100 years old notwithstanding elimination of the R-Factor shall receive a two-step increase in the applicable Policy Face Amount. These In-Force Policies are set forth in Schedule 4. As of the Eligibility Date, the Policy Face Amount of each such In-Force Policy shall be increased by five percent. On the seventh anniversary of the Eligibility Date, the Policy Face Amount of each such In-Force Policy shall be increased by an additional four percent of the Policy Face Amount (i.e., for a total increase of nine percent of the Policy Face Amount).

     C.   Relief For Class Members With Terminated Policies.

          1. Terminated Class Members shall have the option of receiving: (i) Reinstatement; or (ii) the Cash Payment.

          2. Defendants shall pay the total amount of $70,000,000, and any accrued interest in accordance with Section VIII, which amount shall be used for Cash Payments and the actuarial cost of providing the Reinstated Death Benefit Extensions as shown on Schedule 2, to Terminated Class Members, and other cash payments in accordance with Section III.C.3.e. below. Terminated Class Members who elect Reinstatement in lieu of the Cash Payment will receive a reinstated Policy, subject to the limitations and conditions set forth in Section III.C.3., enhanced by a Reinstated Death Benefit Extension extending the insurance coverage for a specified period beyond the Termination Date. Any Terminated Class Member who does not elect Reinstatement of the Terminated Policy will receive the Cash Payment. Each Terminated Class Member will receive a Cash Payment(or cash payment under Section III.C.3.e.) or a Reinstated Death Benefit Extension in an amount reflecting an allocation of Defendants' $70,000,000 cash payment commitment and any accrued interest among Terminated Class Members in relation to the difference between the number of years coverage would remain in force had the R-Factor not been eliminated and the number of years coverage would have remained in force after elimination of the R-Factor.

          3. Policy Reinstatement.

                    a. A Terminated Class Member may elect Reinstatement of any Terminated Policy, up to the face amount of the original policy, or to $100,000, whichever is less, with no underwriting. A Terminated Class Member who owned a Policy with a Policy Face Amount greater than $100,000 can reinstate the Policy to a face amount greater than $100,000 and up to the Policy Face Amount only by satisfying Conseco Life's standard underwriting process and guidelines for policy reinstatement in Conseco Life's Swiss Re Life Guide (or any other applicable original underwriting manual, if available), and Conseco Life's Underwriting Guidelines Relating to Reinstatement. In no case may a terminated class member elect to reinstate a Class Policy in an amount greater than the original Policy Face Amount.

                    b. A Terminated Class Member who elects Reinstatement shall repay into the Policy's accumulation account an amount equal to the Surrender Value multiplied by a fraction having the reinstated face amount as the numerator and the Policy Face Amount as the denominator. In addition, each Terminated Class Member who elects Reinstatement of any Policy for which Conseco Life waived otherwise applicable surrender charges and obtained a release in exchange for the waiver shall repay into the Policy's accumulation account an amount equal to the waived surrender charges, plus interest at the annual rate of three percent computed from the Surrender Date multiplied by a fraction having the reinstated face amount as the numerator and the Police Face Amount as the denominator. The payments by Class Members described in this section shall be deposited into the applicable Policy's accumulation account without any charge or reduction by Conseco Life.

                    c. To elect Reinstatement, the Terminated Class Member shall sign and submit to the Settlement Administrator an Election Form electing such relief postmarked on or before the Election Deadline. The Election Form shall indicate: (i) the amount necessary to reinstate the Terminated Policy in the Policy Face Amount;
and (ii) the amount necessary to reinstate the Terminated Policy in a face amount of $100,000, unless the terminated Policy Face Amount was less than $100,000. For Class Members who elect coverage of $100,000 or less, the Election Form shall also advise that an additional amount is necessary to pay for coverage from the Election Deadline. The Class Notice and Election Form shall notify the Class Members to contact the Settlement Administrator for information concerning the amount necessary to reinstate the Terminated Policy in a face amount less than the original Policy Face Amount. For those terminated Class Members who elect to reinstate coverage up to the amount of $100,000, reinstatement will be effective as of the Election Deadline, provided that the Terminated Class Member makes all payments due under Section III.C.3.b., including all policy premiums reflecting monthly cost of insurance and expense charges beginning from the Election Deadline, on or before the Reinstatement Payment Deadline. No interest will be credited or earned for the time period prior to the issuance of the reinstated Policy on these amounts paid to reinstate Terminated Policies with face amounts of $100,000 or less. For those terminated Class Members who elect to reinstate coverage greater than $100,000, reinstatement will not be effective retroactive to the Election Deadline, but will be effective upon and as of the date of issuance of the Reinstated Policy, pursuant to the requirements of Section III.C.3.b. and Section II.52, regardless of the face amount of the Policy ultimately issued.

                    d. In the event that a Terminated Class Member elects Reinstatement but fails to make the payments required by Section III.C.3.b. on or before the Reinstatement Payment Date, the Class Member shall receive the applicable Cash Payment rather than Reinstatement. In the event that a Terminated Class Member elects Reinstatement of a Policy with a Policy Face Amount greater than $100,000 but fails to satisfy the underwriting requirements, such Terminated Class Member will receive a reinstated Policy in the face amount of $100,000 plus a cash payment computed in accordance with
Section III.C.3.e.

                    e. Any Terminated Class Member who elects Reinstatement and receives a reinstated policy with a face amount less than the Policy Face Amount of the Terminated Policy will also receive a cash payment equal to the Cash Payment amount set forth in Schedule 2 multiplied by [1 - (reinstated policy face amount / Policy Face Amount)]. Conseco Life will compute these amounts subject to confirmation and audit in accordance with Section IV.E.

                    f. Upon Reinstatement, the Policy will receive the applicable Reinstated Death Benefit Extension or increase in face amount of the reinstated Policy computed in accordance with Section III.B., which will be subject to the same conditions as set forth in Section III.A. Upon Reinstatement, the original rating, suicide and incontestability period (from date of original issuance) will apply. For a period of one year after the date of Reinstatement, Conseco Life may contest and challenge a death claim for any Terminated Class Member who Conseco Life reasonably believes has materially misrepresented medical information in connection with the underwriting process for any Policy Reinstated under this Agreement. If Conseco denies any such death claim, under this Agreement the Class Member shall receive a Cash Payment in the amount set forth in Schedule 2, without interest.

          4. Terminated Class Members who do not timely elect Reinstatement will receive the applicable Cash Payment.

     D.   General Settlement Relief Requirements and Implementation.

          1. The relief available to Class Members under this Agreement shall be based on the status of each Policy as In-Force or Terminated on the Eligibility Date. Each Policy that is In-Force on the Eligibility Date but thereafter Terminates for reasons other than Surrender on or before the Implementation Date will receive the applicable In-Force Death Benefit Extension commencing on Termination Date of the Policy. Each Policy that is In-Force on the Eligibility Date but thereafter is Surrendered on or before the Election Deadline will receive a cash payment equal to the applicable Cash Contribution Option. The Policy Face Value of any "Option B" Policy that is In-Force on the Eligibility Date for which the insured dies on or before the Election Deadline will be increased by an amount equal to the applicable Cash Contribution Option. The Settlement Notice shall advise Class Members of the terms of this section.

          2. On the Implementation Date, the face amount of any In-Force Policy that was reduced after elimination of the R-Factor shall be increased automatically to the Policy Face Amount, unless the Class Member requests a reduced face amount.

          3. All cash payments due under the Agreement shall be made to the original owner(s) of the Policy rather than to any assignee of the Policy pursuant to an assignment effected as part of an Internal Revenue Code ss. 1035 exchange.

          4. Notwithstanding any other provision of this Agreement, where more than one person has a current or prior ownership interest or right in a Policy (co-owners), all Class Members having an interest in such Policy shall be presumed to be acting jointly in participating in this Agreement. In the event co-owners elect different settlement options, no settlement benefits shall be provided until and unless all co-owners agree on the same settlement option.

          5. This Agreement and a Class Member's right to obtain relief hereunder shall not alter any of the terms set forth in the Class Member's Policy.

          6. Each Class Member's right to receive relief under this Agreement is governed solely by the terms of this Agreement and not by the terms of the Class Member's Policy.

IV.  IMPLEMENTATION OF SETTLEMENT RELIEF

     A. Within 20 business days after the Election Deadline, the Settlement Administrator shall promptly provide Defendants, Class Counsel and Lewis & Ellis with a list identifying: (i) all In-Force Class Members who timely elect the Cash Contribution; (ii) all In-Force Class Members who elect or will otherwise receive the In-Force Death Benefit Extension; (iii) all Terminated Class Members who timely elect Reinstatement and the face amount for which each such Terminated Class Member has sought Reinstatement; and (iv) all Terminated Class Members who elect or will otherwise receive the Cash Payment.

     B. Within 40 business days after the Implementation Date, Defendants shall contribute to the accumulation account of each In-Force Policy for which the Cash Contribution has been elected the amount of any Cash Contribution due under the Agreement computed in accordance with Sections III.A.3, VII, and Schedule 1.

     C. Within 30 business days after the Implementation Date, Defendant shall pay to the Settlement Administrator an amount equal to $70,000,000, together with any accrued interest, less (1) the amount of any Settlement Share Proceeds deposited with the Settlement Administrator for payment to class members; and
(2) less for those Terminated Class Members who Reinstated their Policies the allocated amount under Section III.C.2, plus the cash payments required under
Section III.C.3.e. However, in no event shall the total amount allocated and paid to Terminated Policyholders for all relief provided exceed $70,000,000, together with any accrued interest. The Settlement Administrator thereafter shall promptly process and mail checks to all Terminated Policyholders entitled to receive Cash Payments in accordance with Section III.C.2., or cash payments in accordance with Section III.C.3.e., together with any interest payable pursuant to Section VIII. The Settlement Administrator shall utilize the updated addresses compiled in accordance with Section IX.F. After using reasonable efforts to locate

Terminated Class Members whose checks are returned, the Settlement Administrator shall pay to Conseco Life the amounts of any checks to Terminated Class Members that are returned or otherwise not negotiated. Conseco Life shall treat all such amounts in accordance with the laws applicable to unclaimed property.

     D. Within 60 business days after the Implementation Date, Defendants shall implement all changes to the Conseco Life policy administration system that are necessary to automatically implement the provisions of the Agreement, including, without limitation, administration of the Cash Contributions, increased face amounts, In-Force Death Benefit Extensions and the Reinstated Death Benefit Extensions.

     E. Within 120 business days after the Implementation Date, Defendants and the Settlement Administrator shall provide to Class Counsel and Lewis & Ellis all information that is reasonably necessary for Lewis & Ellis to audit and confirm compliance with the terms of the Agreement.

     F. Defendants shall pay within 30 business days after the Implementation Date any valid death claims submitted prior to the Implementation Date for which coverage is provided by (i) an In-Force Death Benefit Extension pursuant to
Section III.D.1. (for Policies that were In-Force as of the Eligibility Date but terminated for reasons other than surrender on or before the Implementation
Date) or (ii) a Reinstated Death Benefit Extension for a Class Member who elected to reinstate the Policy with face amounts of $100,000 or less, and who pay all amounts necessary to reinstate by the Reinstatement Payment Deadline (in accordance with all applicable provisions of this Agreement, including Section III.C.3.c.). Respecting In-Force Death Benefit Extensions and Reinstated Death Benefit Extensions described in the preceding sentence, for valid death claims submitted after the Implementation Date, Defendants shall pay those death claims in the normal course of business. In no event shall any Reinstatement be required to be processed or implemented until after the Implementation Date.

V.   RELEASE AND WAIVER

     A. The Parties agree to the following releases and waivers, which shall take effect on the Implementation Date.

     B. As of the Implementation Date, Plaintiffs and the Class, for themselves and for all of their respective heirs, representatives, predecessors, successors, and assigns, shall release and forever discharge the Releasees from any and all claims, actions, suits, obligations, demands, promises, liabilities, cost, expenses, and attorneys' fees whatsoever (whether class or individual in nature), whether based on any federal or state law or a right of action, in law or in equity or otherwise, which the Plaintiffs and the Class Members or any of them ever had, now have or could have, have, or can have, or shall or may hereafter have relating in any way, directly or indirectly to the subject matter of the Action (the "Released Transactions"), including, but not limited to:

          1. any claims arising out of or based on any acts, failures to act, omissions, representations, facts, events, transactions, or occurrences set forth or alleged in the Consolidated Amended Complaint or related in any way, directly or indirectly, to the subject matter raised in and thus could have been alleged in the Consolidated Amended Complaint;

          2. any claims arising out of, based on, or relating in any way, directly or indirectly, to the R-Factor with respect to the Policies;

          3. any claims alleging Conseco, Inc., is liable for the actions of Conseco Life for any claims arising out of, based on, or relating in any way, directly or indirectly, to the R-Factor with respect to the Policies;

          4. any and all acts, omissions, facts, matters, transaction, occurrences, or statements or representations made or allegedly made in connection with or directly or indirectly relating to the Agreement or the settlement of the Action, except nothing in this Release shall preclude any action to enforce the terms of the Agreement; and

          5. any and all claims for attorneys' fees, costs, or disbursements incurred by Class Counsel for Plaintiffs, Plaintiffs, or the Class Members, or any of them, in connection with the Action, the settlement of the Action, or the administration of such settlement, except to the extent otherwise specified in this Agreement.

     C. As of the Implementation Date, Conseco, Inc., and Conseco Life, for themselves and for all of their respective heirs, representatives, agents, consultants, predecessors, successors, and assigns, shall release and forever discharge Plaintiffs and Class Counsel and each of their predecessors, successors, partners, employees, expert consultants, assigns, agents, attorneys, co-counsel, representatives and all those acting with them or on their behalf from any and all claims, actions, suits, obligations, demands, promises, liabilities, cost, expenses, and attorneys' fees whatsoever (whether class or individual in nature), whether based on any federal or state law or a right of action, in law or in equity or otherwise, which or any of them ever had, now have, or can have, or shall or may hereafter have relating in any way, directly or indirectly, to the Released Transactions or the Action, with the exception that this Release does not apply to any claims arising from or relating to any claims for attorneys' fees and expenses as provided under Section VI.C.3. or violation of Section XIII.B.2.

     D. Plaintiffs, the Class Members, Conseco Life and Conseco, Inc., expressly understand that Section 1542 of the California Civil Code provides that:

                  A general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Plaintiffs, the Class Members, Conseco, Inc., and Conseco Life hereby agree (i) that the provisions of Section 1542 are hereby knowingly and voluntarily waived and relinquished as they relate to the Released Transactions, and (ii) that the provisions of all similar federal or state laws, rights, rules, or legal principles of any other jurisdiction, to the extent that they are found to be applicable herein, are also hereby knowingly and voluntarily waived and relinquished.

     E. In connection with this Release, Plaintiffs, the Class Members, Conseco Life and Conseco, Inc., acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected or facts in addition to or different from those which they now know or believe to be true with respect to the Released Transactions. Nevertheless, in executing this Release, Plaintiffs and the Class Members intend to fully, finally, and forever settle and release all such matters as they relate to the Released Transactions, and all claims relating thereto, which exist, hereafter may exist, or might have existed (whether or not previously or currently asserted in any action).

     F. Except for the terms of the Release discussed herein, nothing in this Release shall be deemed to: (i) alter a Class Member's contractual rights (except to the extent that such rights are altered or affected by the award of benefits under the Agreement) to make a claim for benefits provided by the Policy that are payable now or will become payable in the future pursuant to the express written terms of the Policy; and (ii) release a Class Member's right to assert any claims that independently arise from or are based on acts, facts, or circumstances arising after the Implementation Date.

     G. Plaintiffs, all Class Members, Conseco Life, and Conseco, Inc., agree that this Release will be, and may be raised as, a complete defense to, and will preclude any action or proceeding encompassed by, the Release.

     H. Nothing in this Release shall preclude any action to enforce the terms of the Agreement, including without limitation: (i) any party's participation in any of the processes detailed herein or (ii) any party's rights under the indemnification provisions of the Agreement.

     I. The provisions of this Release constitute an essential and material term of the Agreement and shall be included in any Final Order and Judgment entered by the Court.

VI.  ATTORNEYS' FEES AND EXPENSES AND INCENTIVE AWARDS.

     A. Conseco, Inc., and Conseco Life shall pay to Class Counsel the entire amount of Attorneys' Fees and Expenses awarded by the Court as set forth in this section. Conseco, Inc., and Conseco Life shall be jointly and severally liable to pay the entire amount of Attorneys' Fees and Expenses and awarded by the Court.

     B. The amount of Attorneys' Fees and Expenses shall be in addition to the settlement benefits provided to Class Members as set forth in this Agreement and shall not reduce the benefits provided to Class Members.

     C. Determination of the Amount of Attorneys' Fees And Expenses.

          1. The Parties and their counsel shall negotiate the amount of Attorneys' Fees and Expenses to be paid to Class Counsel by Conseco Life and Conseco, Inc. Conseco, Inc., and Conseco Life shall pay the Attorneys Fees and Expenses on or before the date agreed to by the Parties or as determined by Judge Matz and on such terms as are agreed by the Parties or determined by Judge Matz.

          2. In the event the parties are unable to agree on the amount of Attorneys' Fees and Expenses, the parties shall enter into mediation before the Honorable A. Howard Matz as directed by Judge Matz . If such mediation is unsuccessful, the parties shall enter into binding arbitration also before the Honorable A. Howard Matz using the format and procedures selected by Judge Matz in his sole and absolute discretion. Any Attorneys' Fees and Expenses awarded by Judge Matz shall be final and binding and not subject to appeal, opposition or objection by Class Counsel or Defendants. The Parties agree to support the amount of Attorneys' Fees and Expenses awarded by Judge Matz in all further proceedings before the Court and in any appeal.

          3. Class Counsel, in their sole discretion, shall allocate and distribute this award of Attorneys' Fees and Expenses among all of the counsel who have made a substantial contribution on behalf of the Class in the Action. Defendants shall not be liable for or obliged to pay any other attorneys' fees or expenses to counsel representing Plaintiffs or the Class in this Action in connection with the Action, other than the amount or amounts expressly provided for in this Agreement.

     D. Incentive Awards.

          1. Conseco, Inc., and Conseco Life agree not to oppose an application by Mr. Gomer and Senator Garn for incentive awards in the total amount of $25,000 for each of them to be paid by Defendants. The purpose of such awards shall be to compensate Mr. Gomer and Senator Garn for their efforts and risks taken by them on behalf of Class Members.

VII. USE OF SETTLEMENT SHARE PROCEEDS.

     A. The parties contemplate that the Settlement Share Proceeds will be used as part of a global resolution of the parties' dispute. The parties contemplate that the Settlement Share Proceeds will be used to fund a portion of Defendants' obligations under the Agreement, subject to Defendants' representations, warranties and indemnification set forth in Section VII.G. The parties further agree that Defendants may, in their discretion, designate shares of Conseco, Inc., common stock in addition to the Settlement Shares to be released pursuant to the Bankruptcy

Plan in satisfaction of the Bankruptcy Plan that may become available for distribution to allowed claims under the Bankruptcy Plan, provided that the proceeds of such shares shall be transferred to the Broker and sold in accordance with the provisions of this Section VII.E. and that all proceeds from the sale of such additional shares shall be paid to the Settlement Administrator and used to fund a portion of Defendant's obligations under the Agreement.

     B. Within five days of the Execution Date, Plaintiffs shall file the Bankruptcy Claims with the Bankruptcy Court.

     C. Within five days of the filing of the Bankruptcy Claims with the Bankruptcy Court, Conseco, Inc., at its own expense, shall file the Bankruptcy Court Claim Allowance Motion, subject to prior approval by Class Counsel. Defendants shall support the Bankruptcy Court Claim Allowance Motion before the Bankruptcy Court and shall use their best efforts to prevail on the Bankruptcy Court to grant the motion and enter the Bankruptcy Court Claim Allowance Order and otherwise take all steps to secure the Bankruptcy Court Claim Allowance Order.

     D. On the Implementation Date, the Stock Transfer Agent shall register and distribute the Settlement Shares on account of the Bankruptcy Claims to the Broker.

     E. The Broker shall be authorized and directed to sell the Settlement Shares in a commercially reasonable manner over up to a three-week period, and to distribute the Settlement Share Proceeds to the Settlement Administrator, who shall distribute the proceeds as directed by the Parties to implement the terms of the Settlement.

     F. Defendants shall pay all costs of retaining and compensating the Stock Transfer Agent and the Broker.

     G. Defendants represent and warrant that: (i) the Settlement Shares are held in reserve as part of the bankruptcy for the payment of allowed claims under the Bankruptcy Plan; (ii)

Defendants will support the Bankruptcy Court Claim Allowance Motion and will at their own expense prepare all documents and submissions required to obtain the Bankruptcy Court Claim Allowance Order and the Final Bankruptcy Order; (iii) Defendants have full authority to enter into the Agreement; (iv) upon the entry of the Bankruptcy Court Claims Allowance Order, Defendants shall have full authority to use the Settlement Shares to satisfy the Bankruptcy Claims; (v) Conseco, Inc., shall have the authority to determine the disposition of the Settlement Shares in its sole discretion without creating any liability for the recipients; and (vi) that there are presently no less than 1,000,000 shares of Conseco, Inc., common stock available in reserve established pursuant to the Bankruptcy Plan that will be available to satisfy the Bankruptcy Claims without creating any liability for the recipients.

     H. To the fullest extent permitted by applicable law, Defendants, jointly and severally, hereby agree to indemnify, defend, and hold harmless any and all recipients of the proceeds of the Settlement Shares from and against any and all claims, demands, liabilities, causes of action, expenses, costs, attorneys' fees, obligations, judgments, loss or other matters resulting from or connected in any way whatsoever with:

          1. the transfer, sale, disposition or use of the Settlement Shares or the Settlement Share Proceeds hereunder, including (without limitation) any such liability arising in, arising under, or related to the Bankruptcy Code or the Internal Revenue Code;

          2. any tax liabilities other than those that would have resulted if Defendants had used their own funds to satisfy their obligations under this Agreement; rather than the Settlement Shares and the Share Proceeds, and

          3. any breach of (or any inaccuracy in) the representations and warranties by Defendants contained in this Agreement, or any actions, omissions, or state of facts inconsistent with any such representation or warranty.

     I. As soon as an indemnified party becomes aware of a claim or liability covered under Paragraph VII.G,H. above, that party shall give prompt notice to the indemnifying parties. However, the failure to give notice shall not relieve the indemnifying party of any liability that it may have, except to the extent the indemnifying party demonstrates that its defense against any such claim has been prejudiced. Following notification, the indemnifying party shall assume the defense against any covered claim and shall promptly reimburse the indemnified party for any expenses of defense already incurred. If notice is given to an indemnifying party of the commencement of any action and it does not, within 10 days after indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party.

VIII. INTEREST

     A. Interest shall be paid in accordance with Sections IV.B. and VIII.B., C. and D. No other interest will be accrued or paid to Class Members under this Agreement.

     B. Defendants shall pay interest at the rate of 4% per annum on the amount of any Cash Contributions to be paid into the accumulation accounts of In-Force Policies, commencing 60 days after the date the Final Order and Judgment is entered and accruing only until the Implementation Date.

     C. Defendants shall pay interest at the rate of 4% per annum on the amount of $70,000,000, commencing 60 days after the date the Final Order and Judgment is entered and accruing only until the Implementation Date. Such interest shall be paid to Terminated Class

Members as a pro rata increase in the amount of the Cash Payments to Terminated Class Members or as cash payments to Terminated Class Members in accordance with section III.C.3.e.

     D. Any payments on death claims arising from the death of an insured for which the insured died during the In-Force Death Benefit Extension or Reinstated Death Benefit Extension and prior to the Implementation Date will include interest at the rate provided under the Policy commencing on the date of death and accruing until payment is made to the beneficiary.

IX.  NOTICE TO THE CLASS AND SETTLEMENT ADMINISTRATION

     The Class Notice, including related materials to be provided to Class Members, shall be agreed to in form and content by Class Counsel and Conseco Life and approved by the Court. Conseco Life will pay all costs associated with the Class Notice including, without limitation, dissemination of the Class Notice to Class Members.

     A. Overview -- Class Notice Package.

     No later than 60 days before the Fairness Hearing, and not before the Bankruptcy Court Claim Allowance Order becomes a Final Bankruptcy Order, the Settlement Administrator, shall send the Class Notice to, each reasonably identifiable Class Member by first-class mail, postage prepaid, at the Class Member's last known address. The Class Notice Package shall include:

          1. the Class Notice;

          2. an Election Form;

          3. an illustration for In-Force Policies;

          4. any other information as may be agreed upon by the Parties; and

          5. a Change of Address Form.

     B.   Class Notice.

     The Class Notice shall be substantially in the form attached as Exhibit D to this Agreement. Among other things, the Class Notice shall:

          1. contain a short, plain statement of the background of the Action, the Class definition, and the proposed settlement terms;

          2. state that Defendants do not admit any fault, nor has there been a finding of any fault on their part;

          3. describe in detail and on an informal basis the specific relief available to each Class Member under the proposed settlement and a full explanation of the settlement benefits and any choices they possess under the settlement;

          4. explain the procedures for obtaining relief under the proposed settlement;

          5. state that any relief to Class Members is limited to that provided by the proposed settlement and is contingent on the Court's final approval of the proposed settlement;

          6. state plainly that any Policies that were surrendered prior to the Eligibility Date and for which the insured died prior to the Eligibility Date [or date of notice] are excluded from the Class;

          7. describe the effect of the proposed settlement, if approved, on pending and future disputes and actions, including the release of claims;

          8. provide information about Attorneys' Fees and Expenses and state that, as part of the settlement, Conseco Life and Conseco, Inc., will pay the Attorneys' Fees and Expenses in the addition to the settlement benefits provided to Class Members, except that individual Class Members will be responsible for any fees and costs of any counsel they may retain to represent them individually for any reason, including, but not limited to, counsel retained in connection with the Fairness Hearing;

          9. instruct Class Members who wish to make an election as to the form of the settlement relief to return their Election Forms as to each Policy owned by that Class Member on or before the Election Deadline; and

          10. provide information about the timing of the Fairness Hearing, the Class Member's right to object to the Agreement, and the procedures for any objection.

     C.   Election Form.

     The Election Form shall be substantially in the forms attached as Exhibit E to this Agreement. A separate Election Form shall be included in the Notice Package for each Policy. Among other things, the Election Form shall include:

          1. the Class Member's name and address;

          2. the policy number of the Policy in which he or she has or had an ownership interest and making the Class Member eligible for relief;

          3. the identity of any current co-owners of the Policy (or co-owner at the time of Policy surrender) as reflected in Conseco Life's records;

          4. the status of the Policy as of Eligibility Date;

          5. a statement describing and quantifying each particular form of relief available to the Class Member;

          6. a statement as to the particular relief each Class Member will receive in the event that the Class Member fails to submit a timely Election Form; and

          7. check boxes and blanks allowing the Class Member to elect the form of relief available for the Policy.

     D.   Illustrations.

          1. The Illustrations provided to Class Members shall be substantially in the form attached as Exhibit I to this Agreement. An Illustration for In-Force Policies shall be included in the Notice Package for each such Policy. In-Force Class Members shall receive a current Illustration providing the information applicable to the In-Force Policy based on the Policy Face Amount reflecting the In-Force Death Benefit Extension. Terminated Class Members shall be advised in the Election Form and in the Class Notice that they may request from Conseco Life a current Illustration providing the information applicable to a Reinstated Policy in the policy face amount requested by the Terminated Class Members (up to the Policy Face Amount) reflecting the applicable Reinstated Death Benefit Extension and the amount required for Policy Reinstatement. Conseco Life shall use its best efforts to provide the current Illustration for reinstated Policies no later than 10 business days after the request.

          2. Defendants shall pay all costs to prepare and distribute the In-Force Illustrations to Class Members.

     E.   Publication of Summary Settlement Notice.

     In addition to mailing the Class Notice, Conseco Life shall publish the Summary Settlement Notice - which will be a summary of the Class Notice, including notice of the proposed settlement, the Fairness Hearing and Class Members' exclusion and objection rights - in the national edition of USA Today, on such date or dates as determined by Conseco Life, Conseco Inc., and Class Counsel, and as approved by the Court. The Summary Settlement Notice will be published no later than 40 days before the Fairness Hearing. The Form of Summary Settlement Notice agreed upon by the parties is attached to this Agreement as Exhibit G.

     F.   Remailing, Additional Notice and Follow-Up With Class Members.

     For those Class Members owning In-Force Policies, the Settlement Administrator shall, within the deadline imposed by the Court, mail the Settlement Notice to the last known address as provided by Conseco Life. For those Class Members owning Terminated Polices, the Settlement Administrator shall run a National Change of Address (NCOA) database search prior to the mailing of the Class Notice and, as directed by the Court and within the deadline imposed by the Court, shall mail the Class Notice to each such Class Member at the address provided by Conseco Life, unless an updated address is obtained through the NCOA search, and then to such updated address. In the event that Class Notice mailed to any Class Member is returned by United States Postal Service as undeliverable within 30 days before the Fairness Hearing, the Settlement Administrator shall take such steps as it deems reasonable and appropriate under the circumstances to locate a current address for the Class Member, and shall re-mail the Settlement Notice.

     G.   Use of Settlement Administrator.

          1. Conseco, Inc., and Conseco Life, subject to approval of Class Counsel, which approval shall not be unreasonably withheld, shall retain an independent third party administrator experienced and skilled in the administration of class action settlements to implement the terms of the settlement as set forth below. The Court shall approve the retention of the Settlement Administrator by Conseco, Inc., and Conseco Life.

          2. The Settlement Administrator shall perform various administrative tasks under this Settlement, including, without limitation, (a) running the NCOA database search as set forth in Section IX.F. above, (b) mailing of the Class Notice to Class Members, (c) arranging for publication of the Summary Settlement Notice, (d) handling returned mail not delivered to Class Members and making any additional mailing required under this Agreement, (e) attempting to obtain updated address information for any Class Notices returned without a forwarding address, (f) making any additional mailings required under the terms of this Agreement, (g) arranging for and staffing a toll-free telephone number to respond to inquiries from Class Members and others as set forth in Section XIII.A., (h) answering written inquiries from Class Members and/or forwarding such inquiries to Class Counsel, (i) receiving and maintaining any Class Member correspondence, (j) handling Election Forms returned by Class Members in response to the Class Notice, (j) preparing written reports detailing all elections and the other information set forth in Section IV.A. made by Class Members, (k) distributing the monetary relief to Class Members, (l) providing verification to the parties that the tasks set forth in this section have been timely and accurately completed and (m) otherwise assisting Conseco Life with administration of the settlement.

          3. The Settlement Administrator shall, as a condition of its designation to serve as Settlement Administrator, agree in writing to perform its duties as set forth in this Agreement, and to abide by the terms of the Agreement, and in addition, shall agree to cooperate with Class Counsel and Conseco Life and to permit the Parties to monitor its administrative activities, including providing access to its records and data.

          4. Conseco Life will pay all fees, costs, and expenses of the Settlement Administrator(s), as well as any other fees, costs, and expenses incurred in performing all of the tasks described in this Section and in implementing the settlement described in the Agreement.

X.   OBJECTIONS TO SETTLEMENT

     A. Any Class Member who wishes to object to the fairness, reasonableness, or adequacy of this Agreement or the proposed settlement, or to the award of Attorneys' Fees and Expenses, must deliver to one of the Class Counsel identified in the Class Notice and to Defendants' Counsel and file with the Court, no later than 30 days before the Fairness Hearing or as the Court otherwise may direct, a written statement of the objections, as well as the specific reason(s), if any, for each objection, including any legal support the Class Member wishes to bring to the Court's attention, any evidence or other information the Class Member wishes to introduce in support of the objections and the Class Member's Policy number(s). Class Members may do so either on their own or through an attorney retained at their own expense.

     B. Any Class Member who timely files and serves a written objection, as described in the preceding Paragraph X.A., may appear at the Fairness Hearing, either in person or through personal counsel hired at the Class Member's expense, to object to the fairness, reasonableness, or adequacy of this Agreement or the proposed settlement, or to the award of Attorneys' Fees and Expenses. Class Members or their attorneys who intend to make an appearance at the Fairness Hearing must deliver a notice of intention to appear to one of the Class Counsel identified in the Class Notice and to Defendants' Counsel, and file said notice with the Court, no later than 30 days before the Fairness Hearing, or as the Court may otherwise direct.

     C. Any Class Member who fails to strictly comply with the provisions of Paragraphs X.A and X.B above shall waive and forfeit any and all rights he or she may have to appear separately and/or object, and shall be bound by all the terms of this Agreement and by all proceedings, orders and judgments, including, but not limited to, the Release, in the Action. Without limiting the foregoing, any objection or notice of appearance not filed and served within the time deadlines and manner described in this Section X.C. shall be disregarded and treated as a nullity.

XI.  PRELIMINARY APPROVAL AND RELATED ORDERS

     Within 7 business days after the parties have agreed upon the amount of Attorney Fees and Expenses as set forth in Section VI.C., or the amount of Attorneys Fees and Expenses is determined by Judge Matz as set forth in Section VI.C, or such other date as may be acceptable to the Court, the Parties shall submit this Agreement to the Court and seek and obtain from the Court a Preliminary Approval Order in substantially the same form as Exhibit F to this Agreement.

XII. FINAL APPROVAL AND FINAL ORDER AND JUDGMENT

     After the Fairness Hearing, upon the Court's approval of this Agreement, and after notice to Class Members, the Parties shall seek and obtain from the Court a Final Order and Judgment.


XIII. RIGHT OF COMMUNICATION WITH CLASS MEMBERS AND THE PUBLIC

     A. Communications with Class Members.

          1. In order to respond to inquiries from Class Members, the Settlement Administrator will establish and maintain a toll-free "800" information number, with sufficient capacity to handle the anticipated call volume, which number shall be included in Class Notice. The information number will operate based on a menu of topics with pre-recorded outgoing messages, the scripts for which will be prepared and mutually agreed to by Conseco Life and Class Counsel. The information line will include an option to speak with a live operator, which position will be staffed by the Settlement Administrator. The live operator will respond to inquiries from Class Members using pre-approved scripts provided and mutually agreed to by Conseco Life and Class Counsel.

          2. If the Settlement Administrator receives any inquiries, either through the information line or in writing, which the Settlement Administrators determines, in its discretion, cannot be answered by reference to the pre-approved scripts, the Settlement Administrator may refer the Class Member either to Conseco Life or to Class Counsel. General inquiries related to a Class Member's Conseco Life insurance policy, or to Conseco Life insurance policies and not to the Settlement as described in the Agreement, shall be referred to Conseco Life. Inquiries specifically related to the Agreement, its terms and conditions, and the Settlement Class member's rights there under, shall be referred to Class Counsel.

          3. If Conseco Life or Class Counsel receive any inquiries from Class Members directly, before the Class Member has called the information line maintained by the Settlement

Administrator, such inquiries shall be referred in the first instance to the Settlement Administrator and the "800" information line, such that, to the extent practicable, Class Member questions are answered uniformly and consistently by the pre-recorded scripts. Neither Conseco Life nor Class Counsel, however, shall be precluded from responding to inquiries from Settlement Class members who have called the information line and been referred by the Settlement Administrator because they have additional questions.

     B.   Public Communications.

          1. Class Counsel and Defendants' Counsel agree to cooperate in good faith to ensure that any oral or written descriptions of the proposed settlement in the media or in any other public forum are fair, accurate and consistent with the terms of this Agreement. In addition, the parties and their counsel will jointly agree upon talking points to be used when discussing the proposed settlement. Following execution of this Agreement, any press release or comparable public announcement regarding the settlement and/or its terms will be a jointly agreed-upon statement. In addition, any public statements by the parties or their counsel shall be based on and consistent with the jointly agreed-upon talking points and press release.

          2. Subsequent to preliminary approval, the parties or their counsel may respond to inquiries from the media provided that their oral or written comments and statements do not differ in any material way from the terms and conditions of this Agreement, or from the jointly agreed-upon talking points and press release. In connection with any such comments or statements, Class Counsel and Plaintiffs agree and represent that they shall not disparage Defendants. If a Party or counsel for Party responds to a media inquiry, counsel for the other Party shall be notified orally or in writing within two business days of the media source, the general content of any such conversation and any written materials provided to or received from that media source (copies of any such writings shall be provided to counsel for the opposing Party upon request).

XIV. MODIFICATION OR TERMINATION OF THE AGREEMENT

     A. The terms and provisions of this Agreement may be amended, modified, or expanded only by written agreement of the Parties and approval of the Court. After entry of the Final Order and Judgment, however, the Parties may by written agreement effect such amendments, modifications, or expansions of this Agreement and its implementing documents (including all exhibits hereto) without further notice to the Class or approval by the Court if such changes are consistent with the Court's Final Order and Judgment and do not materially limit the rights of Class Members under this Agreement.

     B. Conseco Life and Conseco, Inc., in consultation with Class Counsel and without approval of the Court, may implement the terms of the Agreement after entry of the Final Order and Judgment but prior to the Implementation Date, in which case all provisions in this Agreement that specify actions to be taken on or after the Implementation Date shall, to the extent necessary, be deemed to provide that those actions shall be taken on or after the date on which Conseco Life or Conseco, Inc., elects to implement the settlement.

     C. This Agreement shall terminate at the sole discretion of either Conseco Life, Conseco, Inc., or the Plaintiffs, through Class Counsel, if:

          1. the Court, or any appellate court(s), rejects, modifies, or denies approval of any portion of this Agreement or the proposed settlement that the terminating party in its (or their) sole judgment and discretion reasonably determine(s) is material;

          2. the Court, or any appellate court(s), does not enter or completely affirm, or alters or expands, any portion of the Final Order and Judgment, or any of the Court's findings of fact or conclusions of law, that the terminating party in its (or their) sole judgment and discretion reasonably determine(s) is material.

     D. This Agreement shall terminate at the sole discretion of Conseco Life and Conseco, Inc., if:

          1. the Court, or any appellate court(s), affords Class Members a new opportunity to exclude themselves from the Class;

          2. if (a) the Bankruptcy Court disallows the Bankruptcy Claims in whole or in part, (b) the Bankruptcy Court Claim Allowance Order does not become a Final Bankruptcy Order, or (c) the Stock Transfer Agent does not transfer the Settlement Shares to the Broker;

          3. any state department of insurance or other regulator, except for the Indiana Department of Insurance, objects to or disapproves of any material aspect or term of the Agreement within 20 days after the date that formal objections to the settlement are due pursuant to Section X of this Agreement, or requires any material modification to the Agreement within 20 days after the date that formal objections to the settlement are due pursuant to Section X of this Agreement (provided such objection is not resolved within 10 business days despite the best efforts of Defendants to do so), including without limitation, a material constriction or expansion of the scope of the contemplated relief;

          4. the Indiana Department of Insurance objects to, or disapproves of, or does not indicate approval of any material aspect or term of the Agreement; or objects to, or disapproves of, or does not indicate approval of the statutory accounting treatment assumed by Conseco Life in connection with the implementation of the relief for the Class as provided in the Agreement prior to December 1, 2006. At all times, Conseco Life will have a good faith and reasonable basis, consistent with generally accepted actuarial principles, for the statutory account treatment.

Conseco Life and Conseco, Inc., shall use their best efforts to obtain such regulatory approval(s) or address any objections from the Indiana Department of Insurance within 45 days of execution of the Agreement. Conseco Life shall promptly notify Class Counsel once such regulatory approval(s) or any objections have been received from the Indiana Department of Insurance; or

          5. the Board of Directors for either Conseco Life or Conseco, Inc., do not approve the Agreement within ten days of the execution of the Agreement.

     E. The terminating party must exercise the option to withdraw from and terminate this Agreement, as provided in this Section XIV.C and D, no later than 10 business days after receiving notice of the event prompting the termination.

     F. If an option to withdraw from and terminate this Agreement arises under
Section XIV.C or D above, neither Conseco Life, Conseco, Inc., nor Plaintiffs are required for any reason or under any circumstance to exercise that option and any exercise of that option shall be in good faith.

     G. If this Agreement is terminated pursuant to Sections XIV.C or D, above, then:

          1. this Agreement shall be null and void and shall have no force or effect, and no Party to this Agreement shall be bound by any of its terms, except as otherwise indicated in the Agreement;

          2. all of the Agreement's provisions, and all negotiations, statements, and proceedings relating to it shall be without prejudice to the rights of Conseco Life, Conseco, Inc., Plaintiffs or any Class Member, all of whom shall be restored to their respective positions existing immediately before the Execution Date;

          3. the Parties expressly and affirmatively reserve all claims, remedies, defenses, arguments, and motions as to all claims that have been or might later be asserted in the Action;

          4. neither this Agreement, the fact of its having been made, nor the negotiations leading to it, nor any discovery or action taken by a Party or Class Member pursuant to this Agreement shall be admissible or entered into evidence for any purpose whatsoever;

          5. all costs incurred in connection with the settlement, including, but not limited to, notice, publication, and customer communications, will be borne by Conseco Life. Neither Plaintiffs nor their Class Counsel shall be responsible for any of these costs or other settlement related costs, except as otherwise provided for in the Agreement. Conseco Life is not responsible for any of Class Counsel's internal costs for the settlement, including, but not limited to, any expert, actuarial expert, or any other claims for fees or expenses; and

          6. all materials produced as part of the discovery settlement process shall be returned or destroyed within 30 days and Class Counsel shall certify in writing that there has been no copying, reproduction, dissemination of the materials.

XV.  GENERAL MATTERS

     A.   Confidentiality.

          1. The Parties and their counsel agree to keep the existence and contents of this Agreement confidential until the date of any motion seeking preliminary approval of this Agreement; provided, however, that this Paragraph XV.A.1 shall not prevent Conseco Life or Conseco, Inc., from disclosing such information, prior to that date, to regulators, rating agencies, independent accountants, actuaries, auditors, advisors, financial analysts, shareholders, insurers, attorneys, or in any other manner required by law or regulation, nor shall it prevent the Parties and their counsel from disclosing such information to persons or entities (such as experts, courts, co-counsel in this Action, and/or Settlement Administrators) to whom the Parties agree disclosure must be made in order to effectuate the terms and conditions of this Agreement, including without limitation Plaintiffs and other counsel of record for Plaintiffs in the Action.

          2. Plaintiffs and Class Counsel agree that the confidential information made available to them through the discovery settlement process was made available, as agreed to, on the condition that neither Plaintiffs nor Class Counsel may disclose it to third parties (other than to counsel of record for Plaintiffs in the Action, Plaintiffs or experts or consultants retained by Plaintiffs in connection with this case), that it not be the subject of public comment, that it not be used by Plaintiffs or Class Counsel in any way in this litigation should the settlement not be achieved, or in any other proceeding, and that it be returned or destroyed if a settlement is not concluded.

     B.   Document Destruction.

     Within 90 days after the Final Settlement Date (unless the time is extended by agreement of the Parties), Class Counsel, Class Members, their counsel, and any expert or other consultant employed in such capacity or any other individual with access to documents shall destroy or return to Defendants' Counsel all documents in accordance with the Stipulated Order Governing Confidentiality filed in the Action on October 4, 2004; provided, however, that Lewis & Ellis may retain such documents as are necessary or appropriate to conduct any audit in accordance with Section IV.D., until the audit is complete and all issues arising therefrom are resolved.

     C.   Plaintiffs' Representations.

     Plaintiffs represent and certify that they have performed the duties and obligations of a representative of the Class and they shall remain and serve as representatives of the Class until the terms of this Agreement are effectuated, this Agreement is terminated in accordance with its terms, or the Court at any time determines that said Plaintiffs cannot represent the Class.

     D.   Defendants' Representations.

     Conseco Life and Conseco, Inc., represent and warrant that the individual(s) executing this Agreement is authorized to enter into this Agreement on behalf of Conseco Life and Conseco, Inc.

     E.   Regulatory Approvals.

     Defendants shall use their continuous best efforts to expeditiously obtain any and all necessary approvals and address any objections from the Indiana Department of Insurance and other regulatory agencies within the applicable and appropriate time frames set forth in this Agreement.

     F.   Sole Agreement.

     This Agreement, complete with its exhibits, sets forth the sole and entire agreement among the Parties with respect to its subject matter, and it may not be altered or modified except by written instrument executed by Class Counsel and Defendants' Counsel. The Parties expressly acknowledge that no other agreements, arrangements, or understandings not expressed in this Agreement exist among or between them and that in deciding to enter into this Agreement, they rely solely upon their judgment and knowledge. This Agreement supersedes any prior agreement, understanding, or undertaking (written or oral) by and between the Parties regarding the subject matter of this Agreement.

     G..  Jurisdiction.

     Any disagreement and/or action to enforce this Agreement shall be commenced and maintained only in the Court in which this Action is pending.

     H.   Notice under Agreement.

     Whenever this Agreement requires or contemplates that one of the Parties shall or may give notice to the other, notice shall be provided by facsimile and/or next-day (excluding Sunday) express delivery service as follows:

          1. If to Defendants, then to:

                         Daniel Walseth
                         Executive Vice President, General Counsel and Secretary Conseco Services, LLC
                         222 Merchandise Mart Plaza
                         Floor 19
                         Chicago, Illinois  60654

          2. If to Plaintiffs, then to:

                         Timothy P. Dillon
                         Law Offices of Timothy P. Dillon
                         361 Forest Avenue, Suite 205
                         Laguna Beach, California 92651

                         Andrew S. Friedman
                         Bonnett, Fairbourn, Friedman & Balint, P.C.
                         2901 North Central Avenue, Suite 1000
                         Phoenix, Arizona  85012

     I.   Time Calculation

     All time periods set forth herein shall be computed in calendar days unless otherwise expressly provided. In computing any period of time prescribed or allowed by this Agreement or by order of the Court, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday or a legal holiday, or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the office of the clerk of the court inaccessible, in which event the period shall run until the end of the next day that is not one of the aforementioned days. "Legal holiday" includes New Year's Day, Birthday of Martin Luther King, Jr., Presidents' Day, Memorial Day, Independence Day, Labor Day,

Columbus Day, Veterans Day, Patriot's Day, Thanksgiving Day, Christmas Day, and any other day appointed as a holiday by the President or the Congress of the United States. The Parties reserve the right, subject to the Court's approval, to agree to any reasonable extensions of time that might be necessary to carry out any of the provisions of this Agreement.

     J.   Drafter of Agreement.

     Neither the Class, Plaintiffs, Class Counsel, Defendants nor Defendants' Counsel shall be deemed to be the drafter of this Agreement or of any particular provision, nor shall they argue that any particular provision should be construed against its drafter or otherwise resort to the contra proferentem canon of construction. All Parties agree that this Agreement is the product of extensive arm's-length negotiations by counsel for the Parties. No parol or other evidence may be offered to explain, construe, contradict, or clarify its terms, the intent of the Parties or their counsel, or the circumstances under which this Agreement was made or executed.

     K.   No Evidence Provision.

     The Parties acknowledge and agree that this Agreement and its exhibits, along with all related drafts, motions, pleadings, conversations, negotiations, and correspondence, constitute an offer of compromise and a compromise within the meaning of Federal Rule of Evidence 408 and any equivalent rule of evidence in any state. In no event shall this Agreement, any of its provisions or any negotiations, statements or court proceedings relating to its provision in any way be construed as, offered as, received as, used as, or deemed to be evidence of any kind in the Action, any other action, or in any judicial, administrative, regulatory or other proceeding, except in a proceeding to enforce this Agreement or the rights of the Parties or their counsel. Without limiting the foregoing, neither this Agreement nor any related negotiations, statements, or court proceedings shall be construed as, offered as, received as, used as or deemed to be evidence or an admission or concession of any liability or wrongdoing whatsoever on the part of any person or entity, including, but not limited to, Releasees, Plaintiffs, or the Class or as a waiver by Releasees, Plaintiffs or the Class of any applicable privileges, claims or defenses.

     L.   No Policy Modification/Novation.

     Except as expressly provided by this Agreement, neither this Agreement nor any of the relief to be offered under the proposed settlement shall be interpreted to alter in any way the contractual terms of any Policy, or to constitute a novation of any Policy.

     M.   Mergers and Successor Liability.

     In the event that Conseco Life is merged into or with any other company, the surviving entity shall assume and be responsible to perform all obligation of Conseco Life under the Agreement. Defendants shall take all steps necessary to insure that the agreements and other documents effectuating any such merger shall provide for the assumption of Conseco Life's obligations under the Agreement.

     N.   No Tax Opinion.

     No opinion concerning the tax consequences of the proposed settlement to individual Class Members is given or will be given by Conseco Life, Conseco Inc., counsel for Conseco Life and Conseco, Inc., Plaintiffs or Class Counsel, nor are any representations or warranties in this regard made by virtue of this Agreement. The Class Notice shall direct Class Members to consult their own tax advisors regarding the tax consequences of the proposed settlement, including any payments, or credits provided hereunder, and any tax reporting obligations they may have with respect thereto. Each Class Member's tax obligations, and the determination thereof, are the sole responsibility of the Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Class Member.

     O.   Waiver

     The waiver by one Party of any breach of this Agreement by another Party shall not be deemed a waiver of any prior or subsequent breach of this Agreement.

     P.   Notice of Breach.

     If one Party to this Agreement considers another Party to be in breach of its obligations under this Agreement, that Party must provide the breaching Party with notice of the alleged breach and provide a reasonable opportunity to cure the breach before taking any action to enforce any rights under this Agreement.

     Q.   Full Cooperation.

     The Parties, their successors and assigns, and their counsel agree to cooperate fully with one another in seeking Court approval of this Settlement Agreement and to use their best efforts to effect the prompt consummation of this Agreement and the proposed settlement.

     R.   Signed in Counterparts.

     This Agreement may be signed with a facsimile signature and in counterparts, each of which shall constitute a duplicate original.

     Agreed to on the date indicated below.

     APPROVED AND AGREED TO BY AND ON BEHALF OF THE PLAINTIFFS, IN THEIR INDIVIDUAL AND REPRESENTATIVE CAPACITIES



BY /s/Andrew S. Friedman                             DATE September 27, 2006
  -----------------------------------                    ----------------------
         ANDREW S. FRIEDMAN
         BONNET, FAIRBOURN, FRIEDMAN
            & BALINT, P.C.







BY /s/Timothy P. Dillon                              DATE September 27, 2006
  -----------------------------------                    ----------------------
         TIMOTHY P. DILLON
         LAW OFFICES OF TIMOTHY P. DILLON

     APPROVED AND AGREED TO BY AND ON BEHALF OF CONSECO LIFE INSURANCE COMPANY AND CONSECO, INC.




BY /s/James E. Hohmann                               DATE September 29, 2006
  -----------------------------------                    ----------------------
         JAMES E. HOHMANN
         President and Chief Operating Officer
         Conseco, Inc.





BY /s/Eugene M. Bullis                               DATE September 29, 2006
  -----------------------------------                    ----------------------
         EUGENE M. BULLIS
         Executive Vice President and
         Chief Financial Officer
         Conseco Life Insurance Company





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